Exhibit 5.1

Kenneth Guernsey

+1 415 693 2091

kguernsey@cooley.com

March 12, 2020

Adverum Biotechnologies, Inc.

800 Saginaw Drive

Redwood City, CA 94063

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Adverum Biotechnologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,364,411 (the “Shares”) consisting of (i) 2,691,529 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), pursuant to the Company’s 2014 Equity Incentive Award Plan, as amended and restated (the “2014 Plan”) and (ii) 672,882 shares of Common Stock issuable pursuant to the Company’s 2014 Employee Stock Purchase Plan, as amended and restated (together with the 2014 Plan, the “Plans”). The shares being registered pursuant to the Registration Statement are collectively referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, the Plans and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

March 12, 2020

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Kenneth Guernsey
Kenneth Guernsey